Exhibit 99.1

Phillips Edison Grocery Center REIT II Reports First Quarter 2018 Results; Increases Estimated Value per Share to $22.80

Executes Record Number of New Leases and Delivers Strong Same-Center NOI Growth

CINCINNATI, OH, May 9, 2018 - Phillips Edison Grocery Center REIT II, Inc., a real estate investment trust (REIT) focused on the acquisition and management of well-occupied grocery-anchored shopping centers, reported its results for the first quarter ended March 31, 2018 and increased its estimated value per share to $22.80 as of March 31, 2018.

First Quarter 2018 Highlights (vs. First Quarter 2017)

•	Acquired one grocery-anchored shopping center for a total cost of $18.5 million

•	Net loss totaled $1.3 million

•	Funds from operations (FFO) increased 4.6% to $18.2 million, or $0.39 per diluted share

•	Modified funds from operations (MFFO) increased 7.7% to $16.7 million, or $0.36 per diluted share

•	Same-center net operating income (NOI) increased 4.8% to $25.2 million

•	Net Debt to Total Enterprise Value was 42.9% at quarter-end

•	Outstanding debt had a weighted-average interest rate of 3.5% and 89.7% was fixed-rate debt

Estimated Value per Share Update

•
On May 9, 2018, the company’s board of directors increased the estimated value per share of its common stock to $22.80 as of March 31, 2018, based on the range of $21.27 to $24.17 provided by Duff & Phelps, an independent third-party valuation firm.

Management Commentary
“Our portfolio of well-occupied grocery-anchored shopping centers produced strong results during the first quarter of 2018, as illustrated by our 7.7% increase in MFFO and 4.8% increase in same-center NOI,” said Jeff Edison, Chairman and Chief Executive Officer of Phillips Edison Grocery Center REIT II. “Our strategy of owning centers in strong demographic markets that provide necessity-based goods and services continues to yield strong results.”
“We increased the estimated value per share to $22.80 because of the continued successful execution of our business strategy, which is producing increases in both revenue and cash flow - in spite of recent adverse retail headlines. We believe the current disconnect in the private and public market valuations of retail real estate to be unfounded considering the positive operating fundamentals we are seeing at our centers.”

First Quarter Ended March 31, 2018 Financial Results
Net Loss
For the three months ended March 31, 2018, net loss totaled $1.3 million compared to net loss of $0.1 million during the three months ended March 31, 2017. The results were primarily driven by a $1.9 million increase in depreciation and amortization related to owning an additional eight properties when compared to March 31, 2017.

Funds from Operations (FFO) as Defined by the National Association of Real Estate Investment Trusts (NAREIT)
For the first quarter of 2018, FFO totaled $18.2 million, or $0.39 per share, compared to $17.4 million, or $0.37 per share, during the first quarter of 2017. The improvement in FFO was driven by an increase in net operating income generated by additional properties owned and the 4.8% increase in same-center NOI.

Modified Funds from Operations (MFFO)
For the first quarter of 2018, MFFO increased 7.7% to $16.7 million, or $0.36 per diluted share, compared to $15.5 million, or $0.33 per diluted share, for the three months ended March 31, 2017. The increase in MFFO was directly correlated to the increase in FFO.

Same-Center Results
For the first quarter of 2018, same-center NOI increased 4.8% to $25.2 million, compared to $24.1 million during the first quarter of 2017. The improvement was driven by a 0.9% increase in same-center occupancy to 95.0% as well as a $0.05 increase in minimum rent per square foot versus the comparable period.
Contributing to same-center NOI were 74 properties that were owned and operational for the entire portion of both comparable reporting periods.

First Quarter Ended March 31, 2018 Portfolio Results
Portfolio Statistics
At quarter-end, the portfolio consisted of 86 properties, totaling approximately 10.3 million square feet located in 24 states. This compares to 78 properties, totaling approximately 9.6 million square feet located in 24 states as of March 31, 2017.
Leased portfolio occupancy totaled 95.1%, an improvement from 94.5% as of March 31, 2017.

Leasing Activity
During the first quarter of 2018, 68 leases (new, renewal and options) were executed totaling approximately 305,000 square feet. This compares to 52 leases (new, renewal and options) executed totaling 159,000 square feet during the first quarter of 2017.
Comparable rent spreads during the quarter, which compare the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past 12 months, were 9.9% for new leases and 9.8% for renewal leases.

Acquisition Activity
One grocery-anchored shopping center was acquired for a total cost of $18.5 million during the first quarter of 2018. The property, located in Arlington, Texas, is anchored by Walmart Neighborhood Market and totals 113,742 square feet.

Balance Sheet Highlights at March 31, 2018
At quarter-end, the company had $267.4 million of borrowing capacity available on its $350.0 million revolving credit facility.
Net debt to total enterprise value was 42.9% at March 31, 2018. Please see the Net Debt to Total Enterprise Value table for additional disclosure.
The company’s outstanding debt had a weighted-average interest rate of 3.5%, a weighted-average maturity of 3.2 years, and 89.7% of its total debt was fixed-rate debt at March 31, 2018. This compared to a weighted-average interest rate of 3.5%, a weighted average maturity of 3.5 years, and 92.6% fixed-rate debt at December 31, 2017.

Estimated Value Per Share
Effective May 9, 2018, the company’s board of directors increased the estimated value per share of its common stock to $22.80 as of March 31, 2018.
Duff & Phelps was engaged to provide a calculation of the range in estimated value per share of the company’s common stock as of March 31, 2018. Duff & Phelps prepared a valuation report based substantially on its estimate of the “as is” market values of the company’s portfolio, adjusted to reflect balance sheet assets and liabilities provided by company management as of March 31, 2018, before calculating a range of estimated per share values based on the number of outstanding shares of common stock as of quarter end. These calculations produced an estimated value per share in the range of $21.27 to $24.17.

For a full description of the assumptions and methodologies used to determine the estimated value per share, see the Form 10-Q for the quarter ended March 31, 2018 to be filed with the SEC, which will be accessible on the SEC’s website at www.sec.gov.

First Quarter 2018 Distributions
Gross distributions of $19.1 million were paid during the first quarter of 2018, including $8.8 million reinvested through the distribution reinvestment plan, for net cash distributions of approximately $10.3 million.
During the quarter, FFO was $18.2 million, which was 95% of the company's gross distributions, marking an improvement from 89% during the previous quarter.
Subsequent to quarter-end, the company’s board of directors authorized distributions for June 2018, July 2018, and August 2018 in the amount of $0.13541652 per share to the shareholders of record at the close of business on June 15, 2018, July 16, 2018, and August 15, 2018, respectively.

Share Repurchase Program (SRP)
During the first quarter of 2018, approximately 259,000 shares of common stock, totaling $5.9 million, were repurchased at $22.75 per share under the SRP during the quarter.
Subsequent to the quarter end, in April 2018, approximately 293,000 shares of common stock, totaling $6.7 million, were repurchased at $22.75 per share under the SRP. Standard repurchase requests surpassed the funding limits under the SRP resulting in the company processing standard repurchase requests on a pro rata basis.
The company will continue to fulfill repurchases sought upon a stockholder’s death, “qualifying disability,” or “determination of incompetence” in accordance with the terms of the SRP.
Due to the program’s funding limits, repurchases during the remainder of 2018 are expected to be limited. Cash available for standard repurchases on any particular date under the SRP is generally limited to the proceeds from the dividend reinvestment plan during the preceding four quarters, less amounts already used for repurchases during the same time period.

Stockholder Update Call
President and Chief Operating Officer Mark Addy will host a presentation addressing the company’s results on Thursday, May 10, 2018, at 2:00 p.m. Eastern Time.

Interested parties will be able to access the listen-only presentation online or by telephone. If dialing in, please call the conference telephone number five minutes prior to the start time as an operator will register your name and organization. Participants should ask to join the Phillips Edison Grocery Center REIT II call.

Date: Thursday, May 10, 2018
Time: 2:00 p.m. Eastern Time
Webcast link: https://services.choruscall.com/links/peco180510reit2.html
U.S. listen-only: (888) 346-2646
International listen-only: (412) 317-5249

A webcast replay will be available approximately one hour after the conclusion of the presentation in the Events & Presentations section of the Phillips Edison Grocery Center REIT II website at http://investors.grocerycenterreit2.com/event.

For investor-related updates on Phillips Edison Grocery Center REIT II, please visit www.grocerycenterreit2.com/investors.

For more information on the company’s quarterly results, please refer to the company’s Form 10-Q for the quarter ended March 31, 2018, which will be filed with the SEC and available on the SEC’s website at www.sec.gov.

Non-GAAP Disclosures
Same-Center Net Operating Income
Same-Center NOI is presented as a supplemental measure of the company’s performance. NOI is defined as total operating revenues less property operating expenses, real estate taxes, and non-cash revenue items. Same-Center NOI represents the NOI for the 74 properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. The company believes that NOI and Same-Center NOI provide useful information to its investors about its financial and operating performance because each provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income. Because Same-Center NOI excludes the change in NOI from properties acquired after December 31, 2016, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, the company’s Same-Center NOI may not be comparable to other REITs.
Same-Center NOI should not be viewed as an alternative measure of the company’s financial performance since it does not reflect the operations of its entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of its properties that could materially impact results from operations.
Funds from Operations and Modified Funds from Operations
FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The company uses FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) to be net income (loss) attributable to common stockholders computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.
MFFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect the company’s performance over time. MFFO excludes the following items:

•	acquisition fees and expenses;

•	straight-line rent amounts, both income and expense;

•	amortization of above- or below-market intangible lease assets and liabilities;

•	amortization of discounts and premiums on debt investments;

•	gains or losses from the early extinguishment of debt;

•	gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations;

•	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting;

•	gains or losses related to consolidation from, or deconsolidation to, equity accounting; and

•	adjustments related to the above items for unconsolidated entities in the application of equity accounting.
The company believes that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. Neither FFO nor MFFO should be considered as an alternative to net income (loss) or income (loss) from continuing operations under GAAP, nor as an indication of liquidity, nor is either of these measures indicative of funds available to fund the company’s cash needs, including the company’s ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if the company does not continue to operate its business plan in the manner currently contemplated.
Accordingly, FFO and MFFO should be reviewed in connection with other GAAP measurements. FFO and MFFO should not be viewed as more prominent measures of performance than net income or cash flows from operations prepared in accordance with GAAP. FFO and MFFO as presented may not be comparable to amounts calculated by other REITs.

PHILLIPS EDISON GROCERY CENTER REIT II, INC.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2018 AND DECEMBER 31, 2017
(Unaudited)
(In thousands, except per share amounts)

	March 31, 2018	December 31, 2017
ASSETS
Investment in real estate:
Land and improvements	$525,500	$520,526
Building and improvements	1,062,353	1,047,758
Acquired in-place lease assets	160,261	158,510
Acquired above-market lease assets	15,017	14,742
Total investment in property	1,763,131	1,741,536
Accumulated depreciation and amortization	(176,411)	(157,290)
Net investment in property	1,586,720	1,584,246
Investment in unconsolidated joint venture	15,463	16,076
Total investment in real estate assets, net	1,602,183	1,600,322
Cash and cash equivalents	2,998	1,435
Restricted cash	4,748	4,382
Other assets, net	54,244	46,178
Total assets	$1,664,173	$1,652,317
LIABILITIES AND EQUITY
Liabilities:
Debt obligations, net	$799,651	$775,275
Acquired below-market lease liabilities, net of accumulated amortization of $12,123
and $10,959, respectively	54,394	54,994
Accounts payable – affiliates	1,772	1,808
Accounts payable and other liabilities	35,504	36,961
Total liabilities	891,321	869,038
Commitments and contingencies (Note 7)	—	—
Equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, zero shares issued and outstanding
at March 31, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.01 par value per share, 1,000,000 shares authorized, 46,713 and 46,584 shares
issued and outstanding at March 31, 2018 and December 31, 2017, respectively	470	468
Additional paid-in capital	1,034,636	1,031,685
Accumulated other comprehensive income (“AOCI”)	12,472	6,459
Accumulated deficit	(274,726)	(255,333)
Total equity	772,852	783,279
Total liabilities and equity	$1,664,173	$1,652,317

PHILLIPS EDISON GROCERY CENTER REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenues:
Rental income	$31,979	$28,476
Tenant recovery income	11,885	10,209
Other property income	296	116
Total revenues	44,160	38,801
Expenses:
Property operating	7,326	6,603
Real estate taxes	7,023	6,121
General and administrative	4,337	4,613
Depreciation and amortization	18,888	17,022
Total expenses	37,574	34,359
Other:
Interest expense, net	(7,468)	(4,474)
Other expense, net	(372)	(55)
Net loss	$(1,254)	$(87)
Earnings per common share:
Net loss per share - basic and diluted	$(0.03)	$(0.00)
Weighted-average common shares outstanding:
Basic and diluted	46,693	46,512

Comprehensive loss:
Net loss	$(1,254)	$(87)
Other comprehensive income:
Change in unrealized gain on interest rate swaps	6,013	913
Comprehensive income	$4,759	$826

The table below is a comparison of the Same-Center NOI for the three months ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,
	2018	2017	$ Change	% Change
Revenues:
Rental income(1)	$27,060	$26,323	$737
Tenant recovery income	10,562	10,071	491
Other property income	240	91	149
Total revenues	37,862	36,485	1,377	3.8%
Operating expenses:
Property operating expenses	6,534	6,395	139
Real estate taxes	6,101	6,017	84
Total operating expenses	12,635	12,412	223	1.8%
Total Same-Center NOI	$25,227	$24,073	$1,154	4.8%

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
Below is a reconciliation of Net Loss to NOI and Same-Center NOI for the three months ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,
	2018	2017
Net loss	$(1,254)	$(87)
Adjusted to exclude:
Straight-line rental income	(742)	(836)
Net amortization of above- and below-market leases	(598)	(607)
Lease buyout income	—	(125)
General and administrative expenses	4,337	4,613
Depreciation and amortization	18,888	17,022
Interest expense, net	7,468	4,474
Other	372	55
NOI	28,471	24,509
Less: NOI from centers excluded from Same-Center	(3,244)	(436)
Total Same-Center NOI	$25,227	$24,073
Below is a breakdown of the company’s property count:

March 31, 2018
Same-center properties	74
Non-same-center properties	12
Total properties	86

The following section presents the company’s calculation of FFO and MFFO and provides additional information related to the company’s operations for the three months ended March 31, 2018 and 2017 (in thousands, except per share amounts):

	Three Months Ended March 31,
	2018	2017
Calculation of FFO
Net loss	$(1,254)	$(87)
Adjustments:
Depreciation and amortization of real estate assets	18,888	17,022
Depreciation and amortization related to unconsolidated joint venture	519	425
Funds from operations	$18,153	$17,360
Calculation of MFFO
Funds from operations	$18,153	$17,360
Adjustments:
Net amortization of above- and below-market leases	(598)	(607)
Straight-line rental income	(742)	(836)
Amortization of market debt adjustment	(270)	(281)
Gain on extinguishment of debt	—	(11)
Change in fair value of derivatives	(131)	(116)
Adjustments related to unconsolidated joint venture	(25)	(2)
Other	314	—
Modified funds from operations	$16,701	$15,507

Earnings per common share:
Weighted-average common shares outstanding - basic	46,693	46,512
Weighted-average common shares outstanding - diluted(1)	46,696	46,515
FFO per share - basic and diluted	$0.39	$0.37
MFFO per share - basic and diluted	$0.36	$0.33

(1)
Restricted stock awards were dilutive to FFO/MFFO for the three months ended March 31, 2018 and 2017, and accordingly, were included in the weighted-average common shares used to calculate diluted FFO/MFFO per share.

Net Debt to Total Enterprise Value
The following table presents the calculation of debt to total enterprise value as of March 31, 2018 and December 31, 2017 (dollars in thousands):

	2018	2017
Net debt:
Total debt, excluding below-market adjustments and deferred financing costs	$800,615	$776,438
Less: Cash and cash equivalents	2,998	5,716
Total net debt	797,617	$770,722
Enterprise Value:
Total net debt	797,617	$770,722
Total equity value(1)	1,062,789	1,059,854
Total enterprise value	$1,860,406	$1,830,576

Net debt to total enterprise value	42.9%	42.1%
(1) Total equity value is calculated as the product of the number of diluted shares outstanding and the estimated value per share at the end of the period. There were 46.7 million and 46.6 million diluted shares outstanding as of March 31, 2018 and December 31, 2017, respectively.

About Phillips Edison Grocery Center REIT II, Inc.
Phillips Edison Grocery Center REIT II, Inc. is a public non-traded REIT that owns well-occupied grocery-anchored neighborhood shopping centers with a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. As of March 31, 2018, the company owned an institutional quality retail portfolio consisting of 86 grocery-anchored shopping centers totaling approximately 10.3 million square feet. For more information, please visit the company website at www.grocerycenterREIT2.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the quality of the Company’s portfolio of grocery-anchored shopping centers and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, such as the risks that retail conditions may adversely affect our base rent and, subsequently, our income, and that our properties consist primarily of retail properties and our performance, therefore, is linked to the market for retail space generally, as well as other risks that are described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:
Phillips Edison Grocery Center REIT II, Inc.
Michael Koehler, 513-338-2743
Director of Investor Relations
InvestorRelations@phillipsedison.com

Source: Phillips Edison Grocery Center REIT II, Inc.

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